Exhibit 5.1

D: +1 415 796 4495

jtho@cgsh.com

August 1, 2025

Starbucks Corporation
2401 Utah Avenue South, Suite 800
Seattle, Washington 98134 USA

Ladies and Gentlemen:

We have acted as special counsel to Starbucks Corporation, a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of the Company’s (i) debt securities (the “Debt Securities”); (ii) common stock of the Company, $0.001 par value per share (the “Common Stock”), including Common Stock that may be issued upon conversion of the Debt Securities, Preferred Stock (as defined below), the exercise of Warrants (as defined below) or pursuant to Purchase Contracts (each, as defined below); (iii) preferred stock of the Company, $0.001 par value per share (the “Preferred Stock”), including Preferred Stock that may be issued upon the conversion of Debt Securities, the exercise of Warrants or pursuant to Purchase Contracts; (iv) warrants to purchase Debt Securities, Common Stock or Preferred Stock (the “Warrants”); (v) subscription rights to subscribe for Debt Securities, Common Stock or Preferred Stock or any combination thereof (the “Subscription Rights”); (vi) contracts for the purchase or sale of Debt Securities, Common Stock or Preferred Stock at a future date or dates (the “Purchase Contracts”); and (vii) units each consisting of one or more Purchase Contracts, Subscription Rights, Warrants, shares of Preferred Stock, shares of Common Stock, Debt Securities or any combination thereof (the “Units”). The Debt Securities, Preferred Stock, Warrants, and Purchase Contracts may be convertible into or exercisable or exchangeable for debt or equity securities of one or more other entities. The Debt Securities, Common Stock, Preferred Stock, Warrants, Subscription Rights, Purchase Contracts and Units are referred to herein collectively as the “Securities”.

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in a prospectus supplement forming part of the Registration Statement relating to a particular series of Securities, the Debt Securities will be issued in one or more series pursuant to an existing indenture (the “2016 Indenture”), dated as of September 15, 2016, between the Company and U.S. Bank National Association, as trustee, or another indenture that may be entered into between the Company and a trustee (the 2016 Indenture, and such other indenture or indentures, as amended or supplemented, each, an “Indenture”). The terms of the Preferred Stock are to be established in one or more articles of amendment to be filed with the Secretary of State of the State of Washington. The Warrants are to be issued under one or more warrant agreements (each, a “Warrant Agreement”), to be entered into between the Company and the warrant agent to be named therein. The Subscription Rights are to be issued under one or more subscription rights agreements (each, a “Subscription Rights Agreement”), to be entered into between the Company and the rights agent to be named therein. The Purchase Contracts are to be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”), to be entered into between the Company and the purchase contract agent to be named therein. The Units are to be issued under one or more unit agreements (each, a “Unit Agreement”), to be entered into between the Company and the unit agent to be named therein.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

(b)	an executed copy of the Indenture, incorporated by reference as an exhibit to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

2.	The Warrants will be the valid, binding and enforceable obligations of the Company.

3.	The Subscription Rights Agreement will be the valid, binding and enforceable obligations of the Company.

4.	The Purchase Contract Agreement will be the valid, binding and enforceable obligations of the Company.

5.	The Units will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) we express no opinion with respect to the effect of any mandatory choice of law rules and (c) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the foregoing opinions relating to the validity, binding effect or enforceability of any agreement or obligation of the Company, we have assumed the correctness, without independent investigation, as to matters relating to the State of Washington, of the opinion of Joshua C. Gaul, a copy of which is filed as Exhibit 5.2 to the Registration Statement, and our opinion is subject to all of the limitations and qualifications contained therein.

In rendering the foregoing opinions, we have further assumed that (i) prior to each issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Securities, the Company will duly authorize, execute and/or deliver, as applicable, any required amendment or supplement to the Indenture and any Warrant Agreement, Subscription Rights Agreement, Purchase Contract Agreement or Unit Agreement governing those Securities or the Registration Statement, will establish any forms of such Securities as necessary or contemplated by any such agreement or by law, and will take any other appropriate or necessary corporate action, and the Indenture will conform to the copy thereof filed or incorporated by reference as an exhibit to the Registration Statement; (iii) any agreement governing the Securities and any instruments evidencing the Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing such Securities and in the manner contemplated by the Registration Statement; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned; and (vii) if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinion expressed in paragraph 1 above, we have assumed that each series of Securities will be issued with an original aggregate principal amount (or in the case of Securities issued at an original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Justin “J.T.” Ho, a Partner
Justin “J.T.” Ho, a Partner

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